Exhibit 99.1

Willow Financial Bancorp, Inc. Announces Third Quarter Earnings

WAYNE, Pa.—May 7, 2007—Today Willow Financial Bancorp, Inc. (the “Company”) (Nasdaq/Global Select Market: WFBC), the holding company for Willow Financial Bank (the “Bank”), reported net income of $2.0 million for the quarter ended March 31, 2007, or $0.13 per diluted share, compared to $3.9 million or $0.26 per diluted share in the quarter ended March 31, 2006.

On a sequential basis, net income and earnings per share for the quarter ended March 31, 2007 were $501 thousand and $0.03 below the previous quarter ended December 31, 2006. However, the second quarter of fiscal 2007 includes a one-time gain, of $804 thousand ($563 thousand after tax) or $0.05 per diluted share ($0.04 after tax) that resulted from the unwinding of an interest rate corridor.

For the nine months ended March 31, 2007, net income was $7.7 million, or $0.50 per diluted share, compared to $8.7 million or $0.62 per diluted share in the nine months ended March 31, 2006.

Donna M. Coughey, President and CEO of the Company said: “We saw several positive trends in the third quarter, including continued growth of core deposits, continuation of a six month trend in a steady interest margin, strong asset quality and growth in non-interest income from our wealth management operations.  In addition, on a sequential basis, our core operating results reflect improvement when you factor out the one-time gain realized in the quarter ended December 31, 2006, on the unwinding of an interest rate corridor.  We believe that the business has solidified, and that our improved results in the third quarter represent the start of a new trend.

We have agreements for the sale of our two large non-performing assets with closings expected during the quarter ended June 30, 2007. For each, we have received a significant non-refundable deposit. The sales will not result in any additional loss recorded through a charge to earnings. If these two assets were liquidated, the ratio of non-performing assets to total assets would be reduced to 0.20% from 0.59%.”

Ms. Coughey continued, “Our wealth management business continues to grow.  Our investment platform is built with products that serve investors of all classes, from those just getting started to the sophisticated high net worth individual.  We have grown assets under management and administration to nearly $775 million. Much of the new business being developed is the result of traction from the FIRST team initiatives and the customer quadrant calling activities.  This has had a direct positive impact on our non-interest income, a key initiative in our strategic plan.  Non-interest income will also benefit from the acquisition of BeneServ, the Bank’s new employee benefit insurance brokerage subsidiary, which closed on March 30, 2007. The BeneServ acquisition will be immediately accretive to earnings in the quarter ending June 30, 2007.”

Ms. Coughey further added, “BeneServ is a great fit for Willow Financial as we continue to pursue our strategic goals and objectives.  It has diversified our revenue stream and opened doors for the cross selling of other bank products and services.  Likewise, BeneServ’s robust portfolio of employee benefits products and services will give each of our sales professionals another tool in their cross-selling efforts to our existing clients and prospects.  We are already seeing great synergies between our marketing efforts, and are expecting good results from this acquisition and these sales initiatives.”

Ms. Coughey concluded, “The entire Willow Financial Bancorp team is intensely focused on adding shareholder value.  We believe that we have the right business model for banking customers in the greater Philadelphia area.  We’ve had some challenges this year — the inverted yield curve that has impacted the industry as a whole, credit challenges with two specific borrowers, and unscheduled repayments within the commercial real estate portfolio — but we believe, overall, that the business is on track and we will deliver on the promise of our business model.  Our opportunity has never been greater, and our excitement about growing this business is intact. We continue to believe that our stock is undervalued and during the third quarter we repurchased approximately 65,000 shares, under our previously announced stock repurchase plan.”

Chief Financial Officer, Joe Crowley highlighted the following with respect to the Company’s results at and for the quarter ended March 31, 2007:

•                  Total assets were $1.53 billion, a decrease of approximately 2.9% from total assets of $1.58 billion at fiscal 2006 year-end.  This was driven primarily by a reduction in the investment portfolio, which was offset by a reduction in Federal Home Loan Bank advances.

•                  Net loans receivable were $1.03 billion, essentially flat on a sequential basis and a decrease of 3.3% from $1.06 billion at fiscal 2006 year-end.  This was a result of slower-than-expected closing of loans in the new business pipeline.  However, the loan pipeline remained strong at March 31, 2007.

•                  Total deposits increased 3.9% from fiscal 2006 year-end and 2.0% on a sequential quarter-to-quarter basis. The increases occurred primarily in commercial money market and municipal demand deposit accounts.

•                  Federal Home Loan Bank borrowings were $195.1 million, down 31.0% from fiscal 2006 year-end and 11.7% on a sequential basis, as the Company continues to de-lever its balance sheet by utilizing proceeds received from the investment portfolio and the deposit growth to repay wholesale borrowings. Federal Home Loan Bank borrowings as a percentage of total assets have been reduced to 12.7% at March 31, 2007, the lowest level in over three years.

•                  On March 26, 2007, the Company redeemed a trust preferred borrowing approximating $10.3 million. The borrowing carried an annualized cost of approximately 9%.

•                  Net income for the quarter was $2.0 million or $0.13 per diluted share, down from $3.9 million or $0.26 per diluted share in the third quarter of fiscal 2006, and down by $0.03 on a sequential basis. However, the second quarter of fiscal 2007 included a one-time gain of approximately $804 thousand, or $0.04 after tax per diluted share, realized on the unwinding of an interest rate corridor.

•                  The net interest margin computed on a fully tax equivalent was 3.41%, down from 3.75% in last year’s third quarter but up from 3.32% on a sequential quarter-to-quarter basis.  Net interest margin expanded on a sequential basis due to growth in core deposits and reduced reliance on lower yielding investment securities and higher costing wholesale borrowings.  This is the sixth consecutive month that the net interest margin has stabilized.

•                  Non-performing assets to total assets were 0.59% at March 31, 2007, compared to 0.77% at the comparable prior year’s quarter-end and down from 0.64% on a sequential basis. Loans delinquent 30 days or more declined to 1.12% of total loans at March 31, 2007, from 1.22% at December 31, 2006.

•                  Other income was $2.8 million in the quarter, an increase of nearly 35% compared to the prior year quarter.  Investment services income increased $88 thousand or 10% sequentially due primarily to increased investment sales through the branch network as well as increased trust fees. Gains on sales of loans increased $98 thousand due to a gain realized on the sale of the guaranteed portion of an SBA loan.

•                  Non-interest expense for the quarter ended March 31, 2007 totaled $11.1 million, compared to $9.5 million in last year’s third quarter, but flat on a sequential quarter-to-quarter basis.  The year over year increase was due to additional staffing and rental expense associated with the new Feasterville branch as well as an additional two months rent for the Company’s headquarters in Wayne, Pennsylvania, for which the Company took occupancy in late February 2006. Additionally, advertising costs increased as a result of the Company’s re-branding. The majority of the re-branding costs have been incurred and as a result, advertising expenses are expected to decline by approximately $200 thousand in the fourth quarter of fiscal 2007 compared to the third fiscal quarter.

The Company will host a conference call on Tuesday, May 8, 2007 at 11:00 a.m. Eastern Time to discuss third quarter fiscal 2007 results, followed by a brief question and answer session. All interested parties are invited to participate in a listen-only mode by accessing a webcast of the call through the Company’s website. To access the call, please visit the Company’s website at www.wfbonline.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Wednesday, May 16, 2007. The number to call for the taped replay is 973-341-3080 and the conference PIN is #8346938.

An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through February 7, 2008.

About Willow Financial Bancorp:

See What WillPower is Worth

Willow Financial Bancorp, Inc. (NASDAQ: WFBC - News), is the holding company for Willow Financial Bank, a community bank in Southeastern Pennsylvania with $1.5 billion in assets.  With 29 convenient offices, Willow Financial Bank has a community presence in Bucks, Chester, Montgomery, and Philadelphia Counties - some of the fastest-growing communities in Pennsylvania. The Bank provides a complete line of products and services, including: retail banking, business and commercial banking, cash management, wealth management and investments. We are focused on providing first-class customer service and catering to the distinctive needs of consumers and small business owners, as well as the sophisticated commercial clients and high net-worth individuals. Headquartered in Wayne, Pa., Willow Financial Bank has the team, the resources and the sophisticated products designed to compete with any bank in the region. To see what WillPower is worth, visit www.willowfinancialbank.com or call 1-800-NEW WILLOW.

Forward Looking Statements

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to Willow Financial Bancorp, Inc. management’s intentions, plans, beliefs, expectations or opinions. Forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “could”, “may”, “likely”,

“probably” or “possibly”. These statements include, but are not limited to, statements regarding plans, objectives and expectations with respect to future operations and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Willow Financial Bancorp and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Actual results may differ materially from the anticipated results expressed in the forward-looking statements. Factors that may affect the Company’s future operations are discussed in the documents filed by Willow Financial Bancorp with the Securities and Exchange Commission (“SEC”) from time to time, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006. Additional factors that may cause the results referenced in forward-looking statements to differ from actual results include general economic conditions and the interest rate yield curve, changes in deposit flows, changes in credit quality and legislative and regulatory changes, among other things. Copies of these documents may be obtained from Willow Financial Bancorp upon request without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov. Willow Financial Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in Thousands, Unaudited)

	March 31,	June 30,
	2007	2006
Assets
Cash in banks	$28,464	$32,930
Interest-bearing deposits	34,575	4,289
Total cash and cash equivalents	63,039	37,219
Investment securities — trading	1,096	902
Federal Home Loan Bank Stock	13,298	16,856
Investment securities available for sale	167,206	196,925
Investment securities held to maturity	93,107	105,561
Loans held for sale	5,926	2,635
Loans receivable	1,042,200	1,081,789
Deferred fees and other discounts	(110)	(1,170)
Allowance for loan losses	(13,359)	(16,737)
Loans receivable, net	1,028,731	1,063,882
Accrued interest receivable	6,852	6,647
Property and equipment, net	11,152	10,064
Bank owned life insurance	11,814	11,483
Real estate owned	1,991	51
Core deposit intangible, net	11,315	12,975
Goodwill	98,595	94,072
Other assets	17,840	17,788
Total Assets	$1,531,962	$1,577,060

Liabilities and Stockholders’ Equity
Liabilities:
Interest-bearing deposits	$898,460	$855,526
Non-interest bearing deposits	159,576	162,864
Securities sold under agreements to repurchase	30,000	20,000
Advance payments by borrowers for taxes and insurance	3,208	4,776
Federal Home Loan Bank advances	195,073	282,717
Trust preferred securities	25,694	36,149
Accrued interest payable	1,480	2,205
Other liabilities	8,768	9,425
Total Liabilities	1,322,259	1,373,662
Total Stockholders’ Equity	209,703	203,398
Total Liabilities and Stockholders’ Equity	$1,531,962	$1,577,060

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except for Per Share Amounts)

	Three Months Ended
	March 31,
	2007	2006
INTEREST INCOME:
Loans	$17,291	$17,957
Investment securities and interest-bearing deposits	4,044	3,835
Total interest income	21,335	21,792
INTEREST EXPENSE:
Deposits	6,861	4,776
Securities sold under agreements to repurchase	269	223
Borrowings	2,874	3,587
Total interest expense	10,004	8,586
NET INTEREST INCOME	11,330	13,206
Provision for loan losses	—	—
Net interest income after provision for loan losses	11,330	13,206
OTHER INCOME:
Investment services income, net	946	705
Service charges and fees	1,380	1,126
Gain (loss) on sale of:
Loans	192	77
Available for sale securities	100	19
Other	179	151
Total other income	2,797	2,078
OPERATING EXPENSES:
Salaries and employee benefits	5,859	5,039
Occupancy & equipment	2,081	1,753
Data processing	358	304
Advertising	557	264
Deposit insurance premiums	30	33
Amortization of intangible assets	543	587
Professional fees	593	443
Other	1,087	1,080
Total operating expenses	11,108	9,503
Income before income taxes	3,019	5,781
Income tax expense	981	1,857
NET INCOME	$2,038	$3,924
EARNINGS PER SHARE (a)
Basic	$0.13	$0.26
Diluted	$0.13	$0.26
WEIGHTED AVERAGE SHARES OUTSTANDING (a)
Basic	15,146,910	14,854,509
Diluted	15,352,951	15,204,826

(a)             Earnings per share and weighted average shares outstanding have been adjusted to reflect the 5% stock dividend paid on February 23, 2007.

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in Thousands, Unaudited)

	For the Three Months Ended
	March 31, 2007			March 31, 2006
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Single family residential	$291,444	$4,296	5.90%	$277,522	$4,340	6.23%
Construction and land	75,718	1,620	8.56%	86,672	1,709	7.89%
Commercial real estate	283,815	5,021	7.08%	321,075	5,506	6.86%
Commercial business	57,403	1,145	7.98%	64,539	1,208	7.48%
Small Business	67,751	1,188	7.01%	71,313	1,383	7.76%
Consumer	269,949	4,152	6.15%	259,641	3,900	6.01%

Total loans	$1,046,080	$17,422	6.66%	$1,081,762	$18,046	6.67%

Investment securities	306,678	4,102	5.35%	341,597	3,899	4.57%
Total interest-earning assets	1,352,758	21,524	6.36%	1,423,359	21,945	6.17%

Non-interest earning assets	165,178			164,013
Total assets	$1,517,936			$1,587,372

Liabilities and Stockholders’ Equity
DDA & NOW	$255,905	$81	0.13%	$278,705	$77	0.11%
Savings	87,709	80	0.37%	109,178	99	0.37%
MMDA	347,744	3,216	3.75%	253,393	1,848	2.96%
Certificates	305,790	3,169	4.20%	345,962	2,752	3.23%
Repo Sweeps	26,698	315	4.79%	23,026	223	3.93%

Total deposits	1,023,846	6,861	2.72%	1,010,264	4,999	2.01%

FHLB borrowings	218,312	2,247	4.17%	338,097	3,383	4.06%
Repurchase agreements	21,333	269	5.11%	—	—
Trust preferred securities	34,875	627	7.29%	10,770	204	7.68%
	274,520	3,143	4.64%	348,850	3,587	4.17%

Total interest-bearing liabilities	1,298,366	10,004	3.12%	1,359,131	8,586	2.56%

Non-interest-bearing liabilities	10,003			25,670
Stockholders’ equity	209,567			202,571
Total liabilities and stockholders’ equity	$1,517,936			$1,587,372
Net interest income/interest rate spread		$11,520	3.24%		$13,359	3.61%

Net interest margin			3.41%			3.75%

Ration of average interest-earning assets to average interest-bearing liabilities			104%			105%
Tax equivalent adjustments		$189			$153

	Three-months Ended March 31,
	2007		2006
Average interest rate spread	3.24%		3.61%
Net interest margin — tax equivalent	3.41%		3.75%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.04	x	1.05	x
Non-performing assets to total assets	0.59%		0.77%
Return on average equity	3.89%		7.75%
Number of full-service offices at end of period	29		28

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”).  The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance.  These non-GAAP measures consist of adjusting the yield on tax-exempt loans and securities to a tax-equivalent basis.  Management believes that presentation of financial measures on a tax-equivalent basis provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core business.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except for Per Share Amounts)

	Nine Months Ended
	March 31,
	2007	2006
INTEREST INCOME:
Loans	$52,224	$47,201
Investment securities and interest-bearing deposits	12,560	11,768
Total interest income	64,784	58,969
INTEREST EXPENSE:
Deposits	20,052	13,041
Securities sold under agreements to repurchase	777
Borrowings	8,958	9,871
Total interest expense	29,787	22,912
NET INTEREST INCOME	34,997	36,057
Provision for loan losses	(100)	720
Net interest income after provision for loan losses	35,097	35,337
OTHER INCOME:
Investment services income, net	2,552	1,735
Service charges and fees	4,134	3,254
Gain (loss) on sale of:
Loans	439	331
Available for sale securities	213	(957)
Gain on termination of interest rate corridor	804	—
Other	546	404
Total other income	8,688	4,767
OPERATING EXPENSES:
Salaries and employee benefits	17,440	15,009
Occupancy & equipment	5,969	4,034
Data processing	1,075	982
Advertising	1,524	775
Deposit insurance premiums	90	93
Amortization of intangible assets	1,660	1,352
Professional fees	1,675	1,606
Other	3,122	3,261
Total operating expenses	32,555	27,112
Income before income taxes	11,230	12,992
Income tax expense	3,540	4,265
NET INCOME	$7,690	$8,727
EARNINGS PER SHARE (a)
Basic	$0.51	$0.64
Diluted	$0.50	$0.62
WEIGHTED AVERAGE SHARES OUTSTANDING (a)
Basic	15,089,953	13,610,544
Diluted	15,346,771	13,958,166

(a)                                  Earnings per share and weighted average shares outstanding have been adjusted to reflect the 5% stock dividend paid on February 23, 2007.

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in Thousands, Unaudited)

	For the Nine Months Ended
	March 31, 2007			March 31, 2006
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Single family residential	$294,064	$13,073	5.84%	$268,591	$12,345	6.04%
Construction and land	75,128	4,914	8.59%	92,562	5,230	7.42%
Commercial real estate	285,873	14,874	6.84%	277,701	14,148	6.69%
Commercial business	60,306	3,590	7.82%	58,930	3,232	7.21%
Small Business	67,469	3,565	6.94%	44,879	2,446	7.16%
Consumer	268,805	12,587	6.15%	223,972	10,020	5.88%

Total loans	$1,051,645	$52,602	6.57%	$966,635	$47,422	6.45%

Investment securities	320,730	12,764	5.23%	351,654	12,272	4.57%
Total interest-earning assets	1,372,375	65,366	6.26%	1,318,289	59,694	5.97%

Non-interest earning assets	163,165			137,714
Total assets	$1,535,540			$1,456,003

Liabilities and Stockholders’ Equity
DDA & NOW	$261,169	$218	0.11%	$312,856	$1,880	0.80%
Savings	92,193	257	0.37%	103,303	319	0.41%
MMDA	337,232	9,655	3.81%	171,206	3,107	2.42%
Certificates	301,777	8,769	3.87%	323,859	7,208	2.96%
Repo Sweeps	32,058	1,153	4.79%	19,261	527	3.64%

Total deposits	1,024,429	20,052	2.61%	930,485	13,041	1.87%

FHLB borrowings	236,690	7,176	4.04%	314,741	9,414	3.98%
Repurchase agreements	20,438	778	5.07%	—	—	-
Trust preferred securities	35,743	1,780	6.63%	9,318	457	6.53%
	292,871	9,734	4.43%	324,059	9,871	4.06%

Total interest-bearing liabilities	1,317,300	29,786	3.01%	1,254,587	22,912	2.43%

Non-interest-bearing liabilities	10,006			21,332
Stockholders’ equity	208,234			180,127
Total liabilities and stockholders’ equity	$1,535,540			$1,456,003
Net interest income/interest rate spread		$35,580	3.25%		$36,782	3.52%

Net interest margin			3.41%			3.67%

Ration of average interest-earning assets to average interest-bearing liabilities			104%			105%
Tax equivalent adjustments		$581			$707

	Nine-months Ended
	March 31,
	2007		2006
Average interest rate spread	3.25%		3.52%
Net interest margin — tax equivalent	3.41%		3.66%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.04	x	1.05	x
Non-performing assets to total assets	0.59%		0.77%
Return on average equity	4.92%		6.46%
Number of full-service offices at end of period	29		28

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”).  The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance.  These non-GAAP measures consist of adjusting the yield on tax-exempt loans and securities to a tax-equivalent basis.  Management believes that presentation of financial measures on a tax-equivalent basis provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core business.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.

Contact:	Willow Financial Bancorp, Inc.
Donna M. Coughey, CEO
Joseph T. Crowley, CFO
Telephone: 610-995-1700